                          SCHEDULE 14C INFORMATION
     Information Statement Pursuant to Section 14(c) of the Securities
                  Exchange Act of 1934 (Amendment No.  )


Check the appropriate box:

[ ]  Preliminary Information Statement   [ ] Confidential, for Use of the
[X]  Definitive Information Statement        Commission Only (as permitted
                                             by Rule 14c-5(d)(2))

                        DIALYSIS CORPORATION OF AMERICA
 ............................................................................
                (Name of Registrant as Specified In Its Charter)
 ............................................................................

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
       1) Title of each class of securities to which transaction applies:
       .....................................................................
       2) Aggregate number of securities to which transaction applies:
       .....................................................................
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       .....................................................................
       4) Proposed maximum aggregate value of transaction:
       .....................................................................
       5) Total fee paid:
     .....................................................................
  [ ]  Fee paid previously with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registra-tion statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:
       .................................................
       2) Form, Schedule or Registration Statement No.:
       .................................................
       3) Filing Party:
       .................................................
       4) Date Filed:
       .................................................

                        DIALYSIS CORPORATION OF AMERICA

                                  ----------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                June 10, 1998

                                  ----------

To Shareholders:

     The Annual Meeting of Shareholders of DIALYSIS CORPORATION OF AMERICA (the "Company") will be held at the Don Shula Hotel, 15255 Bull Run Road,
Miami Lakes, Florida on Wednesday, June 10, 1998 at 12:00 p.m., for the following purposes:

     1. To elect four members to the board of directors to serve until the next Annual Meeting of Shareholders; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The board of directors has fixed the close of business on April 17, 1998, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     Your copy of the Annual Report of the Company for 1997 is enclosed.

     You are cordially invited to attend the Annual Meeting of Shareholders.


                                By Order of the Board of Directors
                                LAWRENCE E. JAFFE
                                Secretary

Hialeah, Florida
May 1, 1998

                       DIALYSIS CORPORATION OF AMERICA
                            2337 West 76th Street
                            Hialeah, Florida 33016

                                  ----------

             Information Statement for Annual Meeting of Shareholders
                                June 10, 1998

                                  ----------

Matters to be Considered at the Meeting

     This Information Statement and the Company's Annual Report to Share-holders for the year ended December 31, 1997, anticipated to be mailed on or about May 4, 1998, is solicited by and on behalf of the board of directors of Dialysis Corporation of America, a Florida corporation (the "Company") for the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 10, 1998, at the Don Shula Hotel, 15255 Bull Run Road, Miami Lakes, Florida at 12:00 p.m., including any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.

     The Company will request brokers, nominees, fiduciaries and custodians to forward this Information Statement and the Company's Annual Report to their principals and beneficial owners, and will reimburse such persons for reasonable expenses incurred by them in forwarding such materials.

Record Date

     The board of directors has fixed the close of business on April 17, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record on that date are entitled to vote at the meeting.

Voting Securities

     As of April 17, 1998 there were 3,651,344 shares of common stock, $.01 par value ("Common Stock") outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote.
A majority of the outstanding shares is needed for a quorum and a plurality of the votes cast is necessary to effectuate election of the directors. A majority of shares represented at the meeting is sufficient to effectuate any other matter that may properly come before the meeting, except as otherwise required by applicable law. The Company's parent, Medicore, Inc. ("Medicore" or the "Parent"), intends to vote its 2,410,622 shares of the Company's Common Stock, or approximately 66% voting equity of the Company, in favor of election of each of the four (4) nominees for directors (see "Election of Directors"), thereby assuring the election of the four nominees. See "Security Ownership of Certain Beneficial Owners and Management."

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               AND MANAGEMENT

     The following table sets forth as of April 17, 1998, the names and beneficial ownership of the equity securities of the Company and its subsidiaries and of Medicore, the Parent, for directors, individually itemized, and for directors and officers as a group, without naming them, and for each of the named executive officers disclosed in the Summary Compensation Table (see "Executive Compensation") and for shareholders known to the Company to beneficially own more than 5% of its voting securities.

                 Amount and Nature of Beneficial Ownership(1)

                             Dialysis                    Medicore
                             Common                      Common
 Name                        Stock            %(2)(3)    Stock      %(2)(4)
 ----                        -----            -------    -----      -------

Medicore, Inc.               2,410,622          66%(5)    ---        ---
2337 W. 76th St.
Hialeah, FL 33016

Thomas K. Langbein           2,460,622(6)     67.4%   1,043,414(7)  17.1%
c/o Medicore, Inc.
777 Terrace Avenue,
Hasbrouck Heights,
  NJ 07604

Bart Pelstring                  50,000(8)      1.4%      85,000(9)   1.4%
c/o Dialysis Corporation
  of America
27 Miller Avenue
Lemoyne, PA  17043

Robert W. Trause*                  -0-         -0-%         -0-      -0-%
414A Hackensack Street
Carlstadt, NJ  07072

Dr. Herbert I. Soller*           5,000(10)  less than       -0-      -0-%
100 Chestnut Street                            1%
P.O. Box 701
Harrisburg, PA  17108

All directors and
executive officers
as a group (6 persons)       2,528,122(5)(6)  69.2%   1,449,464     23.5%(11)

* Member of the Audit Committee

(Notes on next page)

----------

(1) Based upon information furnished to the Company by either the directors and officers or obtained from the stock transfer books of the Company. The Company is informed that these persons hold sole voting and dispositive power with respect to the shares of Common Stock except as noted herein.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named in this table, any security which such person or group of persons has the right to acquire within 60 days of April 17, 1998 is deemed to be outstanding for purposes of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based on 3,651,344 shares of Common Stock outstanding. Does not include (i) 100,000 treasury shares; (ii) options for 24,500 shares of the Company's Common Stock reserved for issuance upon exercise of the remaining outstanding options under the 1995 Plan; and (iii) options for 10,000 shares of the Company's Common Stock reserved for issuance upon exercise of outstanding options granted to medical directors in 1996. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(4)  Based on 5,856,940 shares outstanding.  Does not include 841,000 shares of common stock underlying options granted under Medicore's 1989 Stock Option Plan, which options are not transferable and are exer-cisable through April 17, 2000 at $2.38 per share. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(5) Officers and directors of Medicore, including those directors of the Company and Medicore who may be shareholders of each company, except Thomas K. Langbein (see Note (6)), disclaim any indirect beneficial ownership of the Company's Common Stock through Medicore's 66% ownership of the Company.

(6) Includes (i) Medicore's 2,410,622 share ownership, by virtue of his position with the Company and Medicore and his stock ownership of Medicore, which may deem Mr. Langbein to have beneficial ownership of such shares through shared voting and investment power with respect to Medicore's ownership of the Company; Mr. Langbein disclaims such entire beneficial ownership, but for his proportionate interest, approximately 412,000 shares of the Company (11.3%); and (ii) 50,000 shares of Common Stock of the Company which are deemed "control shares" by virtue of Mr. Langbein's status as an "affiliate" as defined in Rule 144 of the Securities Act. See "Executive Compensa-tion - Options, Warrants or Rights."

(7) Includes 250,000 shares underlying options granted in 1995, exer-cisable at $2.38 per share through April 17, 2000. Does not include
     (i) 15,700 shares each held in the names of Mr. Langbein's two children who are of majority age; and (ii) an option to acquire up to 400,000 shares of common stock in lieu of a lump sum payment, which option is not presently exercisable except in the event of a change in control of Medicore. See Note (4) and "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Options, Warrants or Rights" under the caption "Executive Compensa-tion."

(8) The 50,000 shares are deemed "control shares" by virtue of Mr. Pelstring's status as an "affiliate" under Rule 144 of the Securities Act. See "Executive Compensation - Options, Warrants or Rights."

(9) Includes 30,000 shares underlying options granted in 1995, exercisable at $2.38 per share through April 17, 2000. See Note (4) and "Executive Compensation - Options, Warrants, or Rights."

(10) Reflects an option to purchase exercisable at $4.75 per share through August 18, 1999. See Note (3)(iii) above and "Executive Compensation
     - Options, Warrants or Rights."

(11) Includes 310,000 shares of Medicore's common stock underlying the options granted under Medicore's 1989 Stock Option Plan. See Notes
     (2) and (4) and "Executive Compensation - Options, Warrants or Rights."

                          ELECTION OF DIRECTORS

     At the Annual Meeting, shareholders will elect four directors to serve for a one year term and until each of their successors is elected and qualified. The By-laws of the Company provide that the board of directors shall not be less than two nor more than six persons, and since less than the maximum number of directors are to be elected, which is permissible pursuant to the Company's By-laws, shareholders cannot vote for a greater number of persons than the number of nominees named. The By-laws, as presently constituted, provide that the majority of directors have the right to appoint candidates to fill any vacancies on the board, whether through death, retirement or other termination of a director, or through an increase in the board. At such time that qualified candidates are available to serve, the majority of the board, although less than a quorum, or by a sole remaining director, may appoint such person(s) to fill the vacancy now existing. When appointed, such director shall then serve for the remainder of the term.

     The affirmative vote of a plurality of the shares of Common Stock represented at the meeting is required to elect the four directors. Cumulative voting is not permitted in the election of directors. Conse-quently, each shareholder is entitled to one vote for each share of Common Stock held in his name. Medicore owns 66% of the voting stock of the Company and intends to vote all of its Common Stock in favor of the election of the persons named below as nominees for directors, thereby assuring the election of the four nominees. The nominees have consented to be named herein and to serve on the board of directors. If any nominee is unable to serve as a director (which presently is not anticipated), the Common Stock will be voted for such substituted nominee as may be designated by the present board of directors. There is no nominating committee with nominations for director considered by the entire board of directors.

     For additional information concerning the nominees for the board of directors, including compensation and share ownership, see "Security Owner-ship of Certain Beneficial Owners and Management," "Executive Compensation" and "Certain Relationships and Related Transactions."

                                Current Position and
Name                    Age     Areas of Responsibility  Position Held Since
----                    ---     -----------------------  -------------------

Thomas K. Langbein      52      Chairman of the Board and        1982
                                Chief Executive Officer          1990

Bart Pelstring          57      President                        1986
                                and Director                     1985

Robert W. Trause        55      Director                         1998*

Dr. Herbert I. Soller   61      Director                         1998*

----------

*  Appointed by the board on February 13, 1998

     Thomas K. Langbein has been affiliated with the Company since March, 1980 when he was appointed Chairman of the Board of Directors and President. Mr. Langbein relinquished the position of President in September, 1986 when he was appointed as Chief Executive Officer of the Company. He is

Chairman of the Board and Chief Executive Officer of each of the Company's subsidiaries. Mr. Langbein is also the Chairman of the Board, Chief Executive Officer and President of Medicore, the parent of the Company.
He is the Chairman of the Board and Chief Executive Officer of Techdyne, Inc. ("Techdyne") a 63% owned public subsidiary of Medicore engaged in the manufacturer, assembly and distribution of electronic and electro-mechanical components (approximately 70% owned if include the Techdyne convertible note). Mr. Langbein is President, sole shareholder and director of Todd
& Company, Inc., ("Todd") a broker-dealer registered with the Securities and Exchange Commission and a member of the NASD. Mr. Langbein devotes most of his time to the affairs of the Company, Medicore and Techdyne.
See "Certain Relationships and Related Transactions."

     Bart Pelstring has been affiliated with the Company since 1976. Mr. Pelstring was appointed Vice-President of Operations in March, 1980 and served in that capacity until September, 1986 when he was appointed as President of the Company, which position as well as director (elected in July, 1985) he holds with the Company's subsidiaries. Mr. Pelstring is a founding member of the National Renal Administrators Association and was the founder and president of the Florida Renal Administrators Association.

     Robert W. Trause is a senior commercial account specialist engaged in the marketing of commercial insurance specializing in property and casualty insurance sales to mid-to-large range companies. He is affiliated with an insurance agency in New Jersey with which he has been since 1991.

     Dr. Herbert I. Soller is a medical director certified by the American Board of Internal Medicine and specializing in nephrology. He is medical director of the Company's Carlisle and Lemoyne, Pennsylvania dialysis facilities. See "Certain Relationships and Related Transactions." Dr. Soller is a member of many state and medical nephrology and internal medicine societies and is affiliated with several hospitals in Pennsylvania.

     The term of office for directors and officers of the Company is one year. The Company only has one board committee, the audit committee. The audit committee consisted of Messrs. Langbein and Ouzts, both of whom are officers of the Company and are officers and/or directors of and employed by Medicore. The audit committee now consists of the two newly appointed independent directors, Messrs. Trause and Soller, and Mr. Langbein. The responsibilities of the audit committee include recommending to the board of directors the firm of independent accountants to serve the Company, reviewing the independent accountants' reports, services, fees and results of audit, and reviewing the scope, results and adequacy of the internal control procedures. No member of the audit committee receives a fee for services. The Company has no compensation, nominating or stock option committee since the board is of such a size that it can deal with these matters as a whole and implement decisions effectively and in a coordinated manner.

     For the year ended December 31, 1997, the Company has held six meetings of its board of directors, including action by unanimous written consent. All of the directors participated at all the meetings.

     No director or any committee member receives any compensation for acting as such. The By-laws provide for the payment of and the Company pays the reasonable expenses for directors' attendance at meetings. In lieu of any such compensation or per meeting fees to directors for acting as such, the Company has provided directors, its employees and advisors with options to purchase Common Stock of the Company at fair market value as of the date of grant. See "Executive Compensation - Options, Warrants or Rights" and "Security Ownership of Certain Beneficial Owners and Manage-ment."

     There is no family relationship between any officer or director of the Company.


                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal years ended December 31, 1997 for services in all capacities of its Chief Executive Officer. Other than for 1997 relating to Bart Pelstring, President, no principal executive officer of the Company received a total annual salary, bonus or other compensation which exceeded $100,000.

                          Summary Compensation Table

                                                       Long Term
                       Annual Compensation         Compensation Awards
                     ----------------------------- -------------------
(a)                  (b)      (c)        (e)              (f)                       (i)
                                                       Securities                All Other
                                                       Underlying              Compensation
                                        Other        Options/SARs(#)                ($)
Name and                              Annual Com-  -------------------  ------------------------
Principal Position  Year   Salary($) pensation($) Company    Medicore  Company         Medicore
------------------   ----   --------- ------------ -------    --------  -------         --------
Thomas K. Langbein,
 CEO                 1997   ______(1)   _____(2)   -------    -------    74,500(1)(3)   -------
                     1996   65,000(1)   5,000(2)   -------    250,000(4) -------        94,200(1)
                     1995   58,000(1)   5,000(2)   50,000(3)  250,000(4) -------        -------

Bart Pelstring,
 President           1997   77,300(5)   8,900(6)   -------    -------    74,500(3)(5)   -------
                     1996      *        -----      -------     30,000(4) -------        21,700(5)
                     1995      *        -----      50,000(3)   30,000(4) -------        -------


* Annual Compensation, bonuses and other annual or other compensation did not exceed $100,000.

----------

(1) Annual compensation paid by Medicore, which was $257,000, $262,000 (including a $25,000 bonus) and $230,100 respectively, for fiscal 1997, 1996 and 1995. Does not include (i) the June, 1996 Medicore forgive-ness of a promissory note in the amount of $94,200 (including interest) for an option exercise for Medicore common stock in 1994 (see Note (4) to "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values"table below); and (ii) the December, 1997 Company forgiveness of a promissory note in the amount of $74,500 for an option exercise for the Company's Common Stock in December, 1997.
     See Column (i), "All Other Compensation." Amounts included in the Summary Compensation Table reflect the compensation allocated to the Company in proportion to the time spent on behalf of the Company.

(2) Automobile allowance and related expenses, and life and disability insurance premiums paid by Medicore amounted to $34,300, $24,800 and $26,100, respectively for 1997, 1996 and 1995. As part of the general corporate overhead allocation, the amounts in the Summary Compensation Table reflect that portion allocated to the Company.

(3) The options for 50,000 shares of the Company's Common Stock were exercised effective December 31, 1997 at $1.50 per share. Considera-tion for such shares was paid in cash for the par value and a promissory note was issued for the balance. On December 31, 1997, the

     Company forgave the indebtedness under the promissory notes, which notes were cancelled. See "Options, Warrants or Rights."

(4) The $3.00 exercise price of the options for 250,000 shares of Medicore common stock granted in 1995 was reduced in December, 1996 to $2.38, its then fair market value, and is deemed a new grant of options. See Note (4) of "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Options/SAR Values."

(5) Mr. Pelstring has no employment agreement with the Company. Mr. Pelstring's salary does not include (i) the June, 1996 Medicore forgiveness of a promissory note in the amount of $21,700 (including interest) for an option exercise for Medicore common stock by Mr. Pelstring in 1994 (see Note (4) to "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" table below); and
     (ii) the December, 1997 Company forgiveness of a promissory note in the amount of $74,500 for an option exercise for the Company's Common Stock in December, 1997. See Column (i), "All Other Compensation."

(6) $100,000 term life insurance policy and auto allowances for fuel, repairs, and maintenance.


Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     The Company has no employment agreements with any of its officers or directors. Mr. Langbein has an employment agreement with Medicore through May 31, 1999 at an annual salary of $220,000 with yearly increases in increments of no less than $10,000 which increases Mr. Langbein had waived in prior years. In June, 1995 the $10,000 yearly increment went into effect. Medicore also provides Mr. Langbein with an automobile allowance of $850 per month.

     The Medicore employment agreement provides upon his death for payment of three years full salary to his children or other designee of Mr. Langbein, and provides for reimbursement of reasonable business expenses and full salary for the remainder of the term of the employment agreement in the event of disability. Medicore maintains an income disability insurance policy for Mr. Langbein. The agreement also provides for life insurance, of which a $500,000 policy owned by Medicore was assigned to Mr. Langbein in the first quarter of 1997. Medicore also maintains a $750,000 whole life insurance policy and a $350,000 term life insuring the life of Mr. Langbein with Mr. Langbein as the owner of the policies. His former wife is beneficiary of $550,000 of these insurance policies, with his two children beneficiaries to the balance. Most of Mr. Langbein's life insurance is obtained through George Langbein, his brother, who is an independent sales representative for the Company. See "Certain Relation-ships and Related Transactions."

     Based upon any wrongful termination of his employment agreement, which includes changes in control of Medicore through an acquiring person (any person who has acquired or announces a tender offer or exchange for 25% of Medicore), a sale of substantially all of the assets, a merger, or an acquisition of Medicore or its consolidation with another entity, or certain types of board changes, Medicore shall pay Mr. Langbein a lump sum payment, based upon his then compensation, including benefits and perquisites, for the next three years from such termination. At Mr. Langbein's option, he may elect, in lieu of any such lump sum payment, to take common stock of Medicore equivalent to such lump sum payment based upon the lowest closing price of the stock as reported by the principal stock exchange upon which the shares are then trading, or if the trading is then in the over-the-counter market, presently trading on the Nasdaq National Market, then as reported by Nasdaq or other inter-dealer quotation medium, within 30 days of such wrongful termination or change in control. Medicore has reserved up to 400,000 shares of its common stock for such option, and has granted Mr. Langbein one time demand and five year "piggy-back" registration rights with respect to the shares Mr. Langbein may obtain upon any wrongful termination with or change in control of Medicore in lieu of any lump sum payment as provided in the employment agreement. Such registration of the stock of Medicore would be at the sole cost and expense of Medicore except with respect to Mr. Langbein's legal fees and commissions or discounts upon sale of such stock.

     The employment agreement also contains a two (2) year non-competition provision within a 20 mile radius of Medicore's primary operation in Florida. Medicore has the right, upon Mr. Langbein's termination, to require further non-competition provisions of Mr. Langbein in the United States for consideration of $4,000 per month, increasing 5% in any twelve-month period.

     Certain executive personnel and administrative facilities of the Company, Medicore and Techdyne were common for fiscal 1997, and to that extent, certain corporate overhead of these companies were shared equitably among the three companies. Messrs. Langbein, an officer and director of the Company, Medicore and Techdyne, and Ouzts, an officer of each company, divide a portion of their time and effort to each company and their compensation was allocated proportionately for the year. See "Executive Compensation" above and "Certain Relationships and Related Transactions."

Compensation of Directors

     Standard Arrangements

     There are no standard arrangements for compensating any director for acting in such capacity or for acting on any committee. Directors are reimbursed for expenses for attending meetings.

     Non-Standard Arrangements

     In 1995, the Company and Medicore provided options to directors, executives, consultants including the Company's attorney and employees. Messrs. Langbein and Pelstring both hold options for Medicore common stock. In December, 1997, certain optionees exercised their Company options for an aggregate of par value, the balance in a promissory note which indebtedness was forgiven by the Company. Messrs. Langbein and Pelstring each exercised options for 50,000 shares and had their $74,500 notes forgiven. See "Security Ownership of Certain Beneficial Owners and Management" and the "Summary Compensation Table," Notes (1) and (5) above, and the table "Aggregated Options/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" below under "Options, Warrants or Rights."

Options, Warrants or Rights

     In November, 1995, the board of directors and shareholders adopted the 1995 Dialysis Corporation of America Stock Option Plan (the "1995 Plan") pursuant to which 250,000 shares of Common Stock were reserved for issuance at fair market value on the date of grant of the options. The 1995 Plan is for a period of five years, expiring on November 9, 2000. Options may be and have been granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Company has provided forms of equity participation as a key part of its total program for motivating and rewarding executives, directors and employees. Grants of stock options have provided an important part of the equity link to shareholders. Options granted under the 1995 Plan may be exercisable for up to five years, may require vesting, and shall be at an exercise price all as determined by the board. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company as defined in the 1995 Plan and are exercisable only by the participant during his lifetime. Change in control under the 1995 Plan includes (i) the sale of substantially all the assets of the Company or its merger or consolidation with another, or (ii) a majority of the board changes other than by election of shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resig-nation, or (iii) a person or group acquires 25% or makes a tender offer for 25% of the Company's outstanding shares.

     If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for nine months from such occurrence but not beyond the option's expiration date. Voluntary termination gives the participant 30 days to exercise except for termination for cause which results in the option becoming immediately null and void.

     Options granted under the 1995 Plan, at the discretion of the board, may be exercised by the optionee providing consideration of cash, Common Stock having a fair market value equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the option with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

     There are presently outstanding under the 1995 Plan options to 14 employees of the Company and its subsidiaries for 19,000 shares of Common Stock exercisable at $1.50 per share through November 9 2000. The exercise price of all options is 100% of the fair market value of the Common Stock on the date of grant, which, since there was no market for the Company's securities at that time, was determined primarily on the book value of the Common Stock on the date of grant.

     As of December 31, 1997, options for 168,500 shares of Common Stock under the 1995 Plan have been exercised, 162,500 of those options were exercised at that time by four affiliates of the Company and its counsel. The 1995 Options were granted under Rule 701 of the Securities Act (the "Act"), which provides an exemption from the registration requirements of
Section 5 of the Act. The "affiliates," as that term is defined under Rule 144 of the Act, may sell their shares in accordance with Rule 144 exclusive of the one year holding period. Subparagraph (c) of Rule 701 allows sales of any amount of Common Stock obtained by non-affiliates upon exercise of their options without any restriction. Each of the affiliates and the non-affiliate paid the par value of the shares in cash and signed a promissory note for the balance, which amounts were forgiven by the Company. See "Summary Compensation Table" above and Notes (1) and (5) to that table.

     In August, 1996, the board of directors approved and issued non-qualified stock options for 15,000 shares of Common Stock, options for 5,000 shares each, to the medical directors of its three existing dialysis centers. These options are not part of the 1995 Plan, and are immediately exercisable at $4.75 per share through August 18, 1999. If the medical director ceases affiliation with the Company or with the professional association approved to act as medical director of a particular dialysis center by reason of death, permanent disability or retirement at 65 years of age, such options are exercisable for six (6) months from such occur-rence, but not beyond the expiration date of the option. Other termination gives the optionee 30 days to exercise except for termination for cause which results in the option being immediately null and void. The 1996 options may only be exercised for cash.

     To date none of the 1996 options have been exercised. Options for 5,000 shares of Common Stock were cancelled since the medical director of the DSF facility ceased affiliation with the Company upon the sale of that dialysis facility in October, 1997.

          Aggregated Option/SAR Exercises In Last Fiscal Year
                      and FY-End Option/SAR Values

      (a)                     (b)             (c)              (d)
                                                            Number of
                                                            Securities
                                                            Underlying
                                                            Unexercised
                                                            Options/SARs
                                                            at FY-End (#)
                         Shares Acquired  Value Realized    Exercisable/
Name                     on Exercise (#)       ($)          Unexercisable
----                     ---------------  --------------    -------------
Thomas K. Langbein, CEO
    Company Options          50,000         47,000(1)        -0-
    Medicore Options           -0-            -0-         250,000 (exer.)(2)

Bart Pelstring
    Company Options          50,000         47,000(1)        -0-
    Medicore Options           -0-            -0-          30,000 (exer.)(2)

----------

(1) The value realized of the shares of Common Stock represents the difference between the exercise price and the fair market value of the stock on the date of exercise, December 31, 1997, which was determined from the closing price of Common Stock as reported by Nasdaq on December 31, 1997, which was $ 2.44. A substantial portion of the exercise price was effected through a promissory note in the amount of $74,500 which amount was forgiven by the Company. See "Summary Compensation Table" and "Options, Warrants or Rights" under "Executive Compensation."

(2) The Medicore options are exercisable through April 17, 2000 at $2.38 a share. The Medicore options were out-of-the money, the closing price of the Common Stock as reported by Nasdaq was $2.13 as of December 31, 1997.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company, incorporated in 1976, had two original classes of stock. One hundred percent of its class A common stock was owned by Medicore, now the Common Stock. The other securities held by Todd were canceled in December, 1993. In 1980, Medicore, then owning 73% of the Company, effected an exchange offer for the Company's securities resulting in its ownership of the Company becoming 99.1%. Upon completion of the Company's public offering of Common Stock and Warrants in April, 1996, Medicore owned approximately 67% of the Company and currently owns approximately 66% of the Common Stock of the Company. See "Security Ownership of Certain Bene-ficial Owners and Management." The Company's former shareholder, Todd, a broker-dealer, is owned by Thomas K. Langbein. See "Election of Directors."

     In 1977, the Company became a public company through a merger with Premium Acceptance Corporation ("PAC"), a licensed insurance premium and second mortgage company, underwritten by Todd. The Chairman of the Board of Directors and President of PAC was Anthony C. D'Amore, a current director of Medicore and Techdyne, and the former owner of the A.C. D'Amore Insurance Agency, which provided most of the insurance coverage for the Company, Medicore and Techdyne until that agency was sold by Mr. D'Amore in 1992. Mr. D'Amore acts as an insurance consultant and continues to receive nominal commissions for insurance for Medicore and Techdyne but not the

Company. Mr. D'Amore is also registered as a part-time account executive with Todd, although he has not been active in the securities industry for many years. The aggregate annual premiums for such insurance provided to Medicore and Techdyne were approximately $155,000, $189,000 and $179,000 for the years ended December 31, 1997, 1996 and 1995, respectively, of which $4,000, $5,000 and $6,000 respectively, represent commissions paid to Mr. D'Amore. In addition, the Company, Medicore and Techdyne obtained group health insurance coverage and several executive and key employee life insurance policies through George Langbein, brother of Thomas K. Langbein. This insurance includes $100,000 term life insurance covering and owned by Bart Pelstring, President and director of the Company. George Langbein is affiliated as an independent sales representative with Medicore's public subsidiary Techdyne. Medicore also pays for $1,600,000 of life insurance owned by Thomas K. Langbein. See "Executive Compensa-tion." Premiums on this coverage in the aggregate totaled approximately $374,000 during 1997, of which $87,000 was paid by the Company. Management is of the opinion that the cost and coverage of the insurance are as favorable as can be obtained from unaffiliated parties.

     Certain of the officers and directors of the Company are officers and/or directors of Medicore and its affiliates. Thomas K. Langbein is Chairman of the Board and Chief Executive Officer of the Company, Techdyne and Medicore and President of the latter, and an officer and/or director of the Company's, Medicore's and Techdyne's subsidiaries. Mr. Langbein is President, sole shareholder and director of Todd. Daniel R. Ouzts is Vice President, Treasurer and Controller of the Company and Medicore and Vice President and Controller of Techdyne. See "Election of Directors." Lawrence E. Jaffe is Secretary and general counsel to the Company and Medicore and is general counsel to Techdyne. Mr. Jaffe receives a substan-tial portion of his fees from Medicore, the Company and Techdyne. Mr. Jaffe exercised an option for 50,000 shares of Common Stock of the Company effective December 31, 1997 at $1.50 per share, substantially all of which was through a promissory note forgiven by the Company. See "Executive Compensation - Options, Warrants or Rights." These shares plus an additional 1,000 shares of Common Stock and Warrants to purchase an additional 2,000 shares of Common Stock he acquired in the Company's
1996 public offering, shares of Medicore common stock (approximately 1% of the outstanding shares), and options for Techdyne common stock (repre-senting less than 1% of the Techdyne common stock) are in the name of and held in trust for his wife, to all of which securities Mr. Jaffe disclaims beneficial ownership.

     In addition, certain of the accounting personnel and administrative facilities of Medicore and its subsidiaries, including the Company, are common. The costs of executive and accounting salaries and other shared corporate overhead for these companies are charged first on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent. Since the shared expenses are allocated on a cost basis, there is no intercompany profit involved. The amount of expenses charged by Medicore to the Company which are reflected in the advances from Medicore amounted to approximately $240,000 for each of the three years ended December 31, 1997. See Note 4 to "Notes to Consolidated Financial Statements." Utilization of personnel and administrative facilities in this manner enables Medicore to share the cost of qualified individuals with its subsidiaries rather than duplicating the cost for various entities. It is the opinion of management that these services are on terms as favorable as obtainable from unaffiliated parties.

     DSF, formerly an 80% owned subsidiary of the Company, operated the Fort Walton Beach, Florida dialysis facility. The medical director of that facility had a 20% interest in DSF and was its Vice President. The Company sold its Florida dialysis operations in October, 1997, which included the assets of Dialysis Medical, Inc. ("DMI"), also owned 80% by the Company and 20% by its former medical director. DMI operated the Florida home patient care. Pursuant to the October, 1997 sale of the Florida dialysis operations for which the Company received $5,065,000 of which consideration $4,585,000 was cash, with the balance consisting of 13,873 shares of the purchaser's stock, the former medical director's

20% interest in DSF and DMI were redeemed by the Company in February, 1998 in both cash ($625,000) and common stock (6,936 shares) in the third party purchaser company. In conjunction with the redemption, the medical director resigned as an officer and director of DSF and DMI.

     Dialysis Services of Pennsylvania, Inc. - Lemoyne ("DSPL"), a wholly-owned subsidiary of the Company, leases its dialysis facility from the Company under a five year net lease expiring November 30, 2000 at $33,730 per annum, plus applicable taxes, utilities, insurance and its propor-tionate share of related operating costs. DSPL has two renewal options for five years each. Management is of the opinion that the rental is on terms as favorable as could be obtained from unaffiliated parties.

     The Company had been advancing funds to Medicore for working capital requirements which advances had an outstanding balance of $4,263,000 at September 30, 1995. This sum was not evidenced by a note, and bore interest at the short-term U.S. Treasury bill rate. On October 4, 1995, Medicore repaid $1,000,000 of the intercompany indebtedness, which was further reduced in November, 1995, when the Company declared a 50% stock dividend and thereafter a $1.30 per share dividend, which was effected by paying the .9% shareholders approximately $29,000 and effecting a reduction of the Medicore debt by approximately $3,134,000. As a result of cash transfers from Medicore and corporate overhead allocations, there was an intercompany indebtedness due from the Company to Medicore of approximately $129,000 at December 31, 1997.

     Certain executive officers, and counsel to the Company signed promis-sory notes for the balance of the price of shares received upon exercise of options granted under the 1995 Plan, exercised on December 31, 1997. See "Summary Compensation Table" and "Options, Warrants or Rights" under "Executive Compensation."

                                 AUDITORS

     The audit committee consists of three persons, two of whom are recently appointed independent board members. See "Election of Directors." They are currently reviewing certain matters including the independent accountants' reports, services and fees and have not to date made any recommendations as to the principal accountant selected for the current year. Ernst & Young LLP are the independent accountants which audited the financial statements of the Company for fiscal 1997. That firm has acted as accountants for the Company and Medicore since 1978. The Company also files consolidated financial statements with Medicore.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired to do so. The representative will also be available to respond to any appropriate questions from shareholders attending the meeting.

                        SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Company for inclusion in the 1999 Information Statement must be received by the Company not later than February 10, 1999. Any such proposal should be sent to Lawrence E. Jaffe, Secretary of the Company, 777 Terrace Avenue, Hasbrouck Heights,
New Jersey 07604 and should provide the proposer's intention to present the proposal for action at the meeting, and must comply with Item 4 of
Schedule 14C of the rules of the Securities and Exchange Commission.

                       ADDITIONAL INFORMATION

     Management is not aware of any other matter to be presented for action at the Annual Meeting other than the election of directors, Item 1 in the accompanying Notice of Annual Meeting of Shareholders, and management does not intend to bring any other matter before the Meeting.

     A COPY OF THE FINANCIAL SCHEDULES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (COPIES OF WHICH ANNUAL REPORT ARE INCLUDED WITH THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND INFORMATION STATEMENT) WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, LAWRENCE E. JAFFE, 777 TERRACE AVENUE, HASBROUCK HEIGHTS, NEW JERSEY 07604.


                                By Order of the Board of Directors

                                LAWRENCE E. JAFFE
                                Secretary

May 1, 1998